Exhibit 99.1

Harmonic Announces $100 Million
Stock Repurchase Program
SAN JOSE, Calif., February 3, 2022 — Harmonic Inc. (NASDAQ: HLIT) today announced that its board of directors has authorized a stock repurchase program under which the company may repurchase up to $100 million of its outstanding shares of common stock through February 2025. The company intends to fund the share repurchases from cash on hand and cash generated from operations.
“Harmonic is committed to strategically deploying capital where we believe it can generate value for our shareholders,” said Patrick Harshman, president and chief executive officer of Harmonic. “This repurchase program is consistent with that commitment and demonstrates our confidence in our balance sheet and in the future growth of the company.”

Repurchases under the program may be made from time to time through open market purchases and 10b5-1 trading plans, in accordance with applicable securities laws. The timing and amount of any repurchases will depend on a variety of factors, including the price of Harmonic’s common stock, market conditions, corporate needs and regulatory requirements. The stock repurchase program does not commit Harmonic to acquire any particular amount of its common stock, and the program may be amended, suspended or discontinued at any time at the company’s discretion.
Further information about Harmonic and the company’s solutions is available at www.harmonicinc.com.

About Harmonic
Harmonic (NASDAQ: HLIT), the worldwide leader in virtualized cable access and video delivery solutions, enables media companies and service providers to deliver ultra-high-quality video streaming and broadcast services to consumers globally. The company revolutionized cable access networking via the industry's first virtualized cable access solution, enabling cable operators to more flexibly deploy gigabit internet service to consumers' homes and mobile devices. Whether simplifying OTT video delivery via innovative cloud and software platforms, or powering the delivery of gigabit internet cable services, Harmonic is changing the way media companies and service providers monetize live and on-demand content on every screen. More information is available at www.harmonicinc.com.
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Forward Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements regarding Harmonic’s stock repurchase program and Harmonic's business. These statements are based on our current expectations and beliefs and are subject to risks and uncertainties, including, but not limited to, the fact that stock repurchases may not be conducted in the timeframe or in the manner Harmonic expects, or at all, and the other risks and uncertainties more fully described in Harmonic's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended Dec. 31, 2021, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. The forward-looking statements in this press release are based on information available to Harmonic as of the date hereof, and Harmonic disclaims any obligation to update any forward-looking statements.
Harmonic, the Harmonic logo and other Harmonic marks are owned by Harmonic Inc. or its affiliates. All other trademarks referenced herein are the property of their respective owners.
INVESTOR CONTACT:
David Hanover, KCSA Strategic Communications
Investor Relations for Harmonic
+1 212-896-1220
investor@harmonicinc.com
ENDS